Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2015 (except for Note 16, as to which the date is March 11, 2016), with respect to the consolidated financial statements of NV5 Global, Inc. (formerly NV5 Holdings, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of NV5 Global, Inc. (formerly NV5 Holdings, Inc.) on Form S-3 (File No. 333-206644) and on Form S-8 (File No. 333-187963).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 11, 2016